Unknown;

HOME EQUITY ASSET TRUST 2007-2

DERIVED INFORMATION [3/6/2007]

[$1,149,600,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,149,600,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-2

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you, any —indications of interest“ expressed by you; and any —soft circles “generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-2 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes aportion of the prefunding, and is based off of rolled scheduled balances as of the 3/01/07 cutoff date: The final numbers will be found,in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number ofLoans: 1,311

Total Outstanding Loan Balance ($): 207,775,636

Total Expected Collateral Balance ($):   1,200,000,100

Total Expected Collateral Balance - Selection ($): 212,478,171

Average Loan Current Balance ($):  158,486

Weighted Average Original LTV (%) *: 85.6

Weighted Average Coupon (%): 8.39

Arm Weighted Average Coupon (%): 8.04

Fixed Weighted Average Coupon (%): 9.82

Weighted Average Margin (%): 5.82

Weighted Average FICO (Non-Zero): 640

Weighted Average Age (Months): 3

%First Liens: 89.3

% Second Liens: 10.7

%Arms: 80.7

%Fixed:   19.3

% Interest Only:   15.2

% of Loans with Mortgage Insurance:   0.0

Current Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
5.51 -6.00	5	1,500,394	0.7	5.84	80.0	653
6.01 - 6.50	24	7,275,870	3.5	6.32	79.7	649
6.51 - 7.00	88	22,531,085	10.8	6.83	80.1	662
7.01 - 7.50	150	36,161,532	17.4	7.29	80.9	650
7151 -8.00	180	37,659,567	18.1	7.76	81.1	652
8.01-.8.50	124	26,474,244	12.7	8.26	82.4	643
8.51-9.00	116	19,111,841	9.2	8.75	85.4	623
9.01- 9.50	75	11,311,213	5.4	9.28	92.0	608
9.51 - 10.00	159	16,375,208	7.9	9.78	96.0	606
10.01-10.50	103	9,645,576	4.6	10.27	96.7	633
10.51 -11.00	48	4,348,161	2.1	10.73	97.3	631
11.01-11.50	62	4,905,301	2.4	11.18	97.9	637
11.51-12.00	75	4,788,288	2.3	11.73	99.8	631
12.01 >=	102	5,687,349	2.7	12.34	99.8	611
Total:	1,311	207,775,636	100.0	8.39	85.6	640
Max: 12.90 Min: 5.60 WgtAvg: 8.39

FICO	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
401 -425	1	532,622	0.3	8.95	80.0	422
426-450	2	324,616	0.2	8.12	82.8	437
451 -475	6	579,657	0.3	10.32	100.0	468
476-500	3	240,783	0.1	9.08	82.6	491
501 -525	27	3,746,906	1.8	9.07	80.2	512
526 - 550	26	3,697,005	1.8	9.53	84.5	540
551 -575	40	5,176,544	2.5	9.11	83.9	564
576 - 600	131	19,983,447	9.6	9.17	91.1	589
601 - 625	345	46,518,568	22.4	8.58	85.8	613
626 - 650	292	48,465,133	23.3	8.24	84.5	639
651 - 675	213	33,118,927	15.9	8.07	85.0	663
676 - 700	124	22,667,640	10.9	7.92	84.7	687
701 - 725	54	11,778,193	5.7	8.17	85.9	713
726 - 750	32	7,890,856	3.8	7.72	85.8	735
751-775	12	2,179,215	1.0	7.87	88.7	758
776 - 800	3	875,525	0.4	8.76	82.7	778
Total:	1,311	207,775,636	100.0	8.39	85.6	640
Max: 785 Min: 422 Wgt Avg: 640

Scheduled Balance	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
<=50,000	218	7,185,074	3.5	10.96	99.1	633
50,001 -100,000	313	23,948,253	11.5	10.03	92.7	626
100,001 -150,000	253	30,833,542	14.8	8.74	86.6	630
150,001 - 200,000	178	30,801,143	14.8	8.30	84.5	634
200,001 -250,000	99	22,176,597	10.7	8.24	84.9	640
250,001 - 300,000	72	19,893,026	9.6	7.85	84.1	636
300,001 - 350,000	52	16,877,299	8.1	7.70	83.9	652
350,001- 400,000	54	20,087,027	9.7	7.54	82.4	641
400,001 -450,000	31	13,093,253	6.3	7.87	84.0	651
450,001 -500,000	14	6,591,418	3.2	7.46	80.7	664
500,001 - 550,000.	8	4,205,856	2.0	7.86	81.2	612
550,001-600,000	12	6,882,396	3.3	7.61	80.5	658
600,001 - 650,000	4	2,521,558	1.2	8.25	86.2	701
750,001 - 800,000	1	779,665	0.4	7.68	80,0	673
900,001 - 950,000	1	939,326	0.5	6.98	30.0	735
950,001 - 1,000,000	1	959,704	0.5	7.48	80.0	718
Total:	1,311	207,775,636	100.0	8.39	85.6	640
Max: 959,704.38 Min:. 12,588.05 Avg: 158,486.37

Original LTV (%) *	No of Loans	Total scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
<= 50.0	3	321,287	0.2	7.83	38.9	607
50.1-55.0	1	199,585	0.1	6.88	54.1	600
55.1 - 60.0	2	334,191	0.2	7.98	55.8	623
60.1 - 65.0	1	127,357	0.1	8.88	64.4	511
65.1 - 70.0	5	588,983	0.3	7.83	68.5	575
70.1 – 75.0	18	3,183,522	1.5	7.82	74.1	582
75.1 -80.0	564	127,049,845	61.1	7.59	80.0	648
80.1-85.0	49	6,576,008	3.2	9.07	84.7	580
85.1 - 90.0	74	12,686,796	6.1	8.71	89.7	617
90.1 - 95.0	68	12111919	5.8	9.20	95.0	630
95.1-100.0	526	44596143	21.5	10.30	100.0	640
Total:	1,311	207,775,636	100.0	8.39	85.6	640
Max: 100.0 Min: 22.7 Wgt Avg: 85.6

Prepay Penalty in Years	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0.00	295	41,190,867	19.8	8.83	86.6	638
0.50	2	247,770	0.1	8.97	77.2	498
1.00	62	12,927,107	6.2	8.50	85.1	642
2.00	785	131,121,510	63.1	8.27	85.5	640
2.50	2	347,426	0.2	7.93	80.0	633
3.00	165	21,940,956	10.6	8.18	84.7	642
Total:	1,311	207,775,636	100.0	8.39	85.6	640

Documentation Type	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Full	940	139,330,394	67.1	8.29	86.1	629
Reduced	308	56,970,276	27.4	8.59	84.4	660
Stated lncome/Stated Assets	51	10,163,868	4.9	8.50	85.6	658
No Income /No Assets	12	1,311,098	0.6	8.64	88.2	693
Total:	1,311	207,775,636	100.0	8.39	85.6	640

Occupancy Status	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Primary	1,302	206,746,527	99.5	8.38	85.6	640
Second Home	3	420,842	0.2	8.40	90.0	679
Investor	6	608,267	0.3	9.36	82.1	612
Total:	1,311	207,775,636	100.0	8.39	85.6	640

State	No of Loans	Total Scheduled Balance (5)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
California	313.	78,126,550	37.6	8.06	84.0	648
Florida	114	19,837,684	9.5	8.65	85.9	647
Texas	187	17,963,821	8.6	8.60	87.0	618
Arizona	70	10,814,332	5.2	8.14	85.4	649
Nevada	43	8,081,625	3.9	8.13	83.6	667
Illinois	41	5,554,693	2.7	8.96	84.5	618
New York	21	4,709,536	2.3	8.30	85.2	659
New Jersey	21	4,695,214	23	8.72	89.8	662
Georgia.	39	4,512,791	2.2	9.03	88.3	622
Utah	28	3,963,667	1.9	8.09	85.3	652
Maryland	20	3,631,530	1.7	8.13	85.0	655
Tennessee	38	3,606,702	1.7	8.25	84.9	624
Pennsylvania	35	3,443,481	1.7	8.42	87.2	644
North Carolina	36	3,113,685	1.5	8.84	87.9	618
Washington	23	2,882,248	1.4	8.31	87.5	630
Other	282	32,838,078	15.8	8.86	88.1	619
Total:	1,311	207,775,636.	100.0	8.39	85.6	640

Purpose	No.of Loans	Total: Scheduled Balance($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Purchase	1,310	207,689,251	100.0	8.39	85.6	640
Refinance - Rate Term	1	86,385	0.0	9.00	80.0	626
Total:	1,311	207,775,636	100.0	8.39	85.6	640

Product	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Arm 2/28	431	78,228,662	37.7	8.15	84.6	633
Arm 2/28 - Balloon 40/30	155	32,809,116	15.8	8.10	84.6	642
Arm 2/28 - Balloon 50/30	167	48,786,558	23.5	7.84	83.0	646
Arm 3/27	13	2,603,300	1.3	8.27	85.6	629
Arm 3/27 - Balloon 40/30	7	1,358,556	0.7	8.16	80.9	635
Ann 3/27 - Balloon 45130	3	320,006	0.2	8.22	78.9	509
Ann 3/27 - Balloon 50/30	5	1,491,096	0.7	8.15	80.0	667
Ann 5/25	6	1,353,463	0.7	7.33	76.4	640
Artn 5/25 - Balloon 40/30	3	460,193	0.2	7.65	80.0	699
Alin 5/25 - Balloon 50/30	1	189,524	0.1	7.85	80.0	671
Fixed Balloon 30115	257	15,767,830	7.6	11.23	99.8	644
Fixed Balloon 40/30	17	2,278,068	1.1	8.23	84.6	645
Fixed Balloon 45/30	1	158,691	0.1	10.00	100.0	461
Fixed Balloon 50/30	7	1,253,481	0.6	8.01	80.0	619
Fixed Rate	238	20,717,092	10.0	9.02	88.6	643
Total:	1,311	207,775,636	100.0	8.39	85.6	640

Property Type	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Single Family Residence	1,000	156,897,455	75.5	8.39	85.6	638
PUD	148	22,859,797	11.0	8.35	85.7	633
Condo	114	17,548,338	8.4	8.46	86.0	653
2 Family	45	9,852,637	4.7	8.18	84.6	653
3-4 Family	4	617,409	03	8.81	92.5	635
Total:	1,311	207,775,636	100.0	8.39	85.6	640

Margin (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0.01-4.00	16	4,473,477	2.7	6.58	80.6	664
4.01-4.50	23	4,901,488	2.9	6.72	80.6	674
4.51-5.00	62	13,316,615	7.9	7.29	81.7	664
5.01 - 5.50	64	13,168,818	7.9	7.69	80.9	643
5.51 - 6.00	481	108,826,389	64.9	8.06	833	641
6.01 - 6.50	44	7,240,804	4.3	8.48	86.1	607
6.51 - 7.00	41	7,833,443	4.7	9.04	89.5	592
7.01 - 7.50	32	4,827,309	2.9	9.74	99.2	600
7051 - 8.00	23	2,517,232	1.5	10.05	98.6	592
8.01. - 8.50	4	444,836	0.3	10.27	90.0	551
9.01>=	1	50,061	0.0	11.99	100.0	464
Total:	791	167,600,474	100.0	8.04	84.0	639
Max: 10.92 Min: 2.75 Wgt Avg: 5.82

Months to Rate Reset	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
4-6	2	507,665	0.3	6.67	80.0	567
10 - 12	1	79,117	0.0	7.98	80.0	521
13 -15	1	532,622	0.3	8.95	80.0	422
16 - 18	9	2,956,277	1.8	7.79	79.2	613
19-21	382	72,720,345	43.4	8.02	84.8	638
22-24	358	83,028,311	49.5	8.08	83.7	643
25 -27	1	50,061	0.0	11.99	100.0	464
28 -30	3	641,194	0.4	7.36	75.0	592
31-33	13	2,838,402	1.7	8.23	84.5	636
34 - 36	11	2,243,300	1.3	8.34	82.2	645
37>=	10	2,003,180	1.2	7.45	77.6	656
Total:	791	167,600,474	100.0	8.04	84.0	639
Max: 57 Mint 5 Wgt Avg: 22

Maximum Rate (%)'	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA PICO
11.51 -12.00	4	1,049,994	0.6	5.77	80.0	650
12.01 - 12.50	22	6,692,954	4.0	6.32	79.6	646
12.51 -13.00	73	19,732,102	11.8	6.83	80.4	662
.13.01 -13.50	127	30,586,053	18.2	7.29	80.8	645
13.51-14.00	146	31,854,659	19.0	7.72	80.9	651
14.01-14.50	106	24,105,425	14.4	8.16	82.6	646
.14.51 -15.00	95	18,691,661	11.2	8,59	84.1	630
15.01 -15.50	52	9,873,716	5.9	9.05	89.8	614
15.51-16.00	76	11,999,009	7.2	9.66	94.5	610
16.01-16.50	39	5,582,807	3.3	9.99	94.0	598
16.51 -17.00	22	3,439,143	2.1	10.08	96.0	615
1701 -17.50	17	2,527,399	1.5	10.65	94.4	593
17.51 -18.00	6	820,135	0.5	40.92	96.2	583
18.01 >=	6	645,416	0.4	11.24	98.5	620
Total:	791	167,6,00,474	100.0	8.04	84.0	639
Max:. 18.54 Mix. 11.60 Wgt Avg: 14.14

Minimum Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
4.51-5.00	1	199,585	0.1	6.88	54.1	600
5.51.-6.00	5	1,229,886	0.7	6.07	80.0	651
6-01 -6,50	22	6,692,954	4.0	6.32	79.6	646
6.51 - 7.00	77	20,751,966	12.4	6.83	80.6	664
7.01 - 7.50	134	32,788,692	19.6	7.29	80.8	647
7.51 - 8.00	152	33,544,979	20.0	7.76	81.0	653
8.01 - 8.50	106	24,175,739	14.4	8.25	82.7	643
8.51 - 9.00	91	16,992,568	10.1	8.75	85.2	622
9.01-9.50	53	9,210,675	5.5	9.28	92.7	606
9.51-10.00	79	12,926,704	7.7	9.77	95.4	607
10.01 -10.50	40	5,534,433	3.3	10.28	94.5	597
10.51 - 11.00	15	1,835,004	1.1	10.78	95.3	592
11.01 - 11.50	12	1,502,830	0.9	11.20	93.3	586
11.51 >=	4	214,460	0.1	11.87	90.3	549
Total:	791	167,600,474	100.0	8.04	84.0	639
Max: 12.04 Min: 4.88 Wgt Avg: 8:04:

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1.00	386	89,910,416	53.6	8.00	82.5	640
1.50	1	449,880	0.3	7.78	80.0	746
2.00	1	319,994	0.2	7.15	80.0	606
3.00	403	76,920,183	45.9	8.10	85.7	637
Total:	791	167,600,474	100.0	8.04	84.0	639
Wgt Avg: 1.92

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1.00	787	166,163,482	99.1	8.04	84.0	639
1.50	3	848,991	0.5	7.56	80.0	672
2.00	1	588,000	0.4	8.35	80.0	626
Total:	791	167,600,474	100.0	8.04	84.0	639
Wgt Avg: 1.01

Interest Only Period (Months)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0	1,199	176,137,146	84.8	8.54	86.3	638
60	111	31,050,490	14.9	7.52	81.7	647
120	1	588,000	0.3	8.35	80.0	626
Total:	1,311	207,775,636	100.0	8.39	85.6	640